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                                                                    Exhibit 10.1

                               OPERATING AGREEMENT

                                USA BIODIESEL LLC



         OPERATING AGREEMENT of USA BIODIESEL LLC dated as of August 9, 2006, by and among Bio Energy of America, Inc. (" BEA"), a Delaware corporation having its principal address at 801 West 56th Avenue, Denver, Colorado 80216 and Able Energy, Inc. ("Able"), a Delaware corporation having its principal address at 198 Green Pond Road, Rockaway, New Jersey 07866.

                              W I T N E S S E T H :


         WHEREAS, BEA is engaged in the business of producing biodiesel fuel pursuant to its exclusive production process;

         WHEREAS, Able and its Affiliates are engaged in the business of operating truck stops (the "Truck Stop Facilities");

         WHEREAS, BEA and Able desire to form a joint venture which will produce biodiesel fuel using the BEA production process at plants constructed on site at the Truck Stop Facilities and then sell all such biodiesel produced to Able for re-sale at the Truck Stop Facilities;

         WHEREAS, BEA and Able have formed the Company pursuant to the New Jersey Limited Liability Company Act (the "New Jersey Law") to conduct the business and operations of the joint venture; and

         WHEREAS, BEA and Able are each a Member of the Company and in accordance with this Agreement, desire to establish their respective rights and obligations pursuant to the New Jersey Law in connection with the operation of the Company.

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Affiliate" shall mean (i) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and, (ii) any other Person owning or controlling five percent (5%) or more of the outstanding voting securities of such Person. For purposes of this definition, the terms "control", "controlling" or "controlled by" mean the power to direct the business and affairs of a Person, whether through the ownership of voting securities, by contract or otherwise.

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                  (b) "Agreement" shall mean this Operating Agreement, as
amended, modified, supplemented or restated from time to time.

                  (c) "Annual Use Fee" shall mean the annual fee paid by the Company to Able in the amount of $258,000 for each Plant constructed by Able.

                  (d) "Budget" shall mean the obligation of the Company to have an operating and development budget for the Company to construct and operate Plants at the Truck Stop Facilities and any amendments, modifications, supplements or restatements thereto in accordance with Sections 4.3 and 6.1. A copy of the initial operating Budget is attached hereto and made a part hereof as Exhibit A.

                  (e) "Certificate of Formation" shall mean the Certificate of Formation of the Company filed with the Secretary of State of New Jersey.

                  (f) "Capital Account" shall mean the Capital Contribution to the Company by each Member, adjusted pursuant to this Agreement.

                  (g) "Capital Contribution" shall mean the capital contribution by a Member set forth in Section 6.1 and any additional contribution by a Member to the capital of the Company in cash, property or services rendered, or a promissory note or other obligation to contribute cash or property or render services.

                  (h) "Cash Flow" shall mean net income utilizing generally accepted accounting principals, except that if the Managers designate an amount to be set aside as a reserve for improvement or other contingencies, such amount shall be deducted.

                  (i) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (j) "Company" shall mean All American Bio Liquid Energy, LLC, a New Jersey limited liability company.

                  (k) "Distribution" means any cash and other property paid to a Member by the Company from the operations of the Company.

                  (l) "Fiscal Year" shall mean the fiscal year of the Company, which shall be the 12 month (or shorter) period ending June 30.

                  (m) "Managers" shall mean the individuals or entities set forth on Exhibit B attached hereto and any other individual or entity that succeeds as Manager pursuant to the terms of this Agreement. If only one individual or entity is in existence at a given time, "Managers" shall be deemed to mean such individual or entity.

                  (n) "Member" shall mean each individual or entity who or which executes this Agreement as a Member and whose name is set forth on Exhibit C attached hereto, or each individual or entity who or which may hereafter become a party to this Agreement pursuant to the terms hereof.

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                  (o) "Membership Interests" shall mean with respect to the
Company, the value of all Capital Contributions, and with respect to Members, the percentage set forth opposite their respective names on Exhibit C attached hereto.

                  (p) "Net Losses" shall mean the losses of the Company, if any, determined in accordance with generally accepted accounting principles employed under the cash method of accounting.

                  (q) "Net Profits" shall mean the net income of the Company, if any, determined in accordance with generally accepted accounting principles employed under the cash method of accounting.

                  (r) "New Jersey Law" shall mean the New Jersey Limited Liability Company Act.

                  (s) "OPIS shall mean the industry standard pricing for diesel fuel.

                  (t) "Person" shall mean any individual, corporation, governmental authority, limited liability company, partnership, trust, unincorporated association or other entity.

                  (u) "Plants" shall mean the facilities constructed and operated by the Company at the truck stops operated by Able or its Affiliates for the purpose of producing biodiesel fuel using USBE's exclusive production process.

                  (v) "Property" shall mean all real property hereafter acquired, leased, licensed or mortgaged by the Company.

                  (w) "Terminal" shall mean a facility whose predominant use is to houses petroleum products for distribution or resale.

                  (x) "Truck Stop Facilities" shall mean the truck stops owned and/or operated by Able or its Affiliates at which the Plants will be initially be constructed and operated.

                  (y) "Treasury Regulations" shall mean all proposed, temporary and final regulations promulgated under the Code as from time to time in effect.


                                   ARTICLE II
                                  ORGANIZATION

         2.1 FORMATION. The Members do hereby agree to form the Company as a limited liability company pursuant to the provisions of the New Jersey and this Agreement. The Managers shall, promptly after the execution and delivery of this Agreement, cause the execution, delivery and filing of the Certificate of Formation and shall cause the execution, delivery and filing of any amendments thereto or restatements thereof, and any other certificates, notices, statements or other instruments (and any amendments thereto or restatements thereof), and shall take all actions, necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions

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         2.2 NAME.  The name of the Company is USA Biodiesel LLC.

         2.3 PRINCIPAL PLACE OF BUSINESS. The initial principal places of business of the Company shall be 198 Green Pond Road, Rockaway, New Jersey 07866. The Company may establish any other principal or secondary places of business as the Managers may from time to time deem advisable.

         2.4 TERM. The Company will dissolve fifteen years from the date of the filing of the Certificate of Formation unless the Members agree in writing to
(i) extend the term of this Agreement and (ii) specify the conditions upon which such extension is predicated.

         2.5 PURPOSE. The Company is formed for the purpose of producing biodiesel fuel utilizing BEA's production process at Plants to be constructed and owned by Able using BEA's designs, engineering plans and related technology at the Truck Stop Facilities operated and/or owned by Able or its Affiliates. The Company shall operate the Plants and sell all biodiesel produced to Able at OPIS biodiesel prices. Able shall have the exclusive right to purchase all biodiesel fuel produced at the Plants.

         2.6 REGISTERED AGENT.    Steven B. Fuerst, Esq. is the Company's
initial registered agent in the State of New Jersey and the registered office is 65 Livingston Avenue, Roseland, NJ .


                                   ARTICLE III
                                     MEMBERS

         3.1 NAMES AND ADDRESSES. The names and addresses of the Members are set forth on Exhibit C attached hereto. BEA and Able shall each have a fifty percent (50%) interest in the Company.

         3.2 ADDITIONAL MEMBERS. No additional Member shall be admitted to the Company except upon the written consent of all Members and except as provided for in Section 9.2.

         3.3 MEMBERSHIP INTERESTS. Each Member hereby agrees that its interest in the Company shall be personal property for all purposes.

         3.4 BOOKS AND RECORDS. The Company shall keep proper books and records of account and minutes of all meetings of the Members and of the Managers. The books and records of account shall be maintained on the cash basis. The Managers shall distribute to the Members such periodic and annual audited financial statements as may be prepared by the Company's regular accountants.

         3.5 INSPECTION. Each Member may at any time inspect the Certificate of Formation, the Operating Agreement, the minutes of any meeting of the Members, and the books and records and any tax returns of the Company for the immediately preceding three Fiscal Years, at the principal place of business of the Company.

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         3.6 MEMBERS NOT LIABLE FOR COMPANY LOSSES. Except as otherwise provided by the New Jersey Law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.


         3.7 PRIORITY AND RETURN OF CAPITAL.  No Member:

                  (a) may withdraw any amount of such Member's Capital Contribution without the prior unanimous written consent of all of the Managers; or

                  (b) except as provided in Section 7.2 hereof, shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Profits, Net Losses or a Distribution.

         3.8 LIABILITY OF A MEMBER TO THE COMPANY. A Member who or which rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by the New Jersey Law. A Member who or which receives a Distribution made by the Company in violation of this Agreement or made when the Company's liabilities exceed its assets (after giving effect to such Distribution) shall be liable to the Company for the amount of such Distribution.

         3.9 FINANCIAL ADJUSTMENTS. No Member admitted after the date of this Agreement shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managers may, in their sole discretion, at the time a new Member is admitted, close the books and records of the Company (as though the Fiscal Year had ended) or make pro rata allocations of loss, income and expense deductions to such Member for that portion of the Fiscal Year in which such member was admitted, in accordance with the Code.

         3.10 LOANS, GUARANTEES, ETC. BY MEMBERS. Any of the Members may from time to time make loans to the Company, guarantee or provide security for loans of the Company upon such terms and conditions as shall be determined by the unanimous consent of all of the Managers.

         3.11 INDEMNIFICATION OF MEMBERS. The Company shall indemnify, save harmless and pay all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement) (collectively, "LOSSES") actually incurred by a Member, or by any Person acting with authority on behalf of a Member and performing an act which a Member is entitled to perform pursuant to this Agreement, as a result of any action, suit or proceeding brought against a Member by virtue of its status as a Member or with respect to any action or omission taken or suffered by such Member or such Person with respect to the Company, other than Losses resulting from the willful misconduct, gross negligence or bad faith of such Member or such Person. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that a Member or such other Person did not act in good faith. The indemnification


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provided by this Section 3.11 shall be recoverable only out of the assets of the
Company, and no Member shall have any personal liability on account thereof.


                                   ARTICLE IV
                                   MANAGEMENT

         4.1 MANAGEMENT. Management of the Company shall be vested in the Managers. The Managers shall have and be subject to all of the duties and liabilities of managers as set forth in the New Jersey Law.

         4.2 NUMBER, TENURE AND QUALIFICATIONS OF MANAGERS. Each of the Members shall have the right to elect two Managers of the Company. Those four (4) Managers shall constitute the Board of the Company. In the event a Manager resigns or is removed as hereinafter provided in this Article, the Member who elected such manager shall appoint his/her successor. Each of the individuals whose names are set forth on Exhibit B attached hereto shall serve as a Manager. The number of Managers of the Company may be amended only upon the written consent of each of the Members of the Company. Each Manager shall hold office until the next annual meeting of Members or until a successor shall have been elected and qualified.

         4.3 POWER OF MANAGERS. The Managers, as a Board shall have the sole power and authority, on behalf of the Company, to (a) hire the officers of the Company, including the CEO and President; (b) open bank accounts and otherwise invest the funds of the Company; (c) purchase insurance on the business and assets of the Company; (d) commence lawsuits and other proceedings; (e) plan and approve the initial Budget for the Company and subsequent annual operating and capital budgets; (f) approve the plans for the construction and installation of the Plants using the BEA production process at the Truck Stop Facilities; (g) declare and pay distributions to the Members in accordance with Section 7.2 of this Agreement; and (e) take any other lawful action that the Managers consider necessary, convenient or advisable in connection with the business of the Company. In the event there is a dispute or the Managers are deadlocked with respect to any vote, as provided for in this Article, or with respect to any other issue, such dispute shall be resolved in accordance with Section 14.7.

         4.4 OFFICERS. The officers of the Company shall have the responsibility of managing the manage the day to day operations of the Company and to do, on behalf of the Company, all activities in the ordinary course of business.

         4.5 LIABILITY FOR CERTAIN ACTS. The Managers shall perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and with such care as an ordinarily prudent person in a similar position would use under similar circumstances. A Manager who so performs such duties shall not have any liability for acts or failures to act, solely by reason of being or having been a Manager. The Managers shall not be liable to the Company or any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of the gross negligence or willful misconduct of such Manager or in direct breach of the terms of this Operating Agreement.

         4.6 NO EXCLUSIVE DUTY TO COMPANY. The Managers shall devote such of their professional business time to the management of the Company as each deems necessary.

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Nothing contained herein shall be deemed to require a Manager to manage the
Company as the Manager's sole and exclusive occupation.

         4.7 INDEMNIFICATION. The Company shall indemnify and hold harmless the Managers from and against all claims and demands to the maximum extent permitted by the New Jersey Law, except for those actions for which no such indemnification is permitted.

         4.8 RESIGNATION. A Manager may resign at any time by giving written notice to the Company. The resignation of any Manager shall take effect upon receipt of such notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. In the event, a Manager resigns, the Member who elected that Manager shall have the sole right to appoint a new Manager to replace the resigning Manager.

         4.9 REMOVAL. A Manager may be removed by the Member who elected that Manager with or without cause or by written consent of all Members. In the event a Manager is removed, the Member who elected that Manager shall have the sole right to appoint a new Manager to replace that Manager.

         4.10 VACANCIES. A Manager elected to fill a vacancy shall be elected for the unexpired term of the Manager's predecessor in office and shall hold office until the expiration of such term and until the Manager's successor has been elected and qualified. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until a successor has been elected and qualified.

         4.11 BANKING. All monies received by the Company shall be deposited in the name of the Company in The Bank of New York, 14 Green Pond Road, Rockaway, NJ 07866, Account No. ___________.

         4.12 SALARIES, FEES, ETC. No salaries, management fees, business expenses or any other distributions or payments shall be paid to or for the benefit of any Member or Manager. This policy may, however, be amended by unanimous vote of the Members.

         4.13 VOTE OF THE BOARD OF MANAGERS Unless otherwise specified in this Agreement all matters placed before the Board for consideration shall be decided by simple majority present at the meeting either in person or by telephone or by written proxy; however, no meeting or vote shall be binding upon the Company unless at least three (3) Managers participate in the meeting. Moreover, the following agenda items shall be decided only with the consent of all four (4) Managers of the Board present and participating.

                  (a) merge, consolidate, spin off, reorganize or agree to any other business combination of the Company or any Affiliate with or into any other Person, except that the Company may merge with any wholly-owned subsidiary;

                  (b) sell all or substantially all of the assets of the Company in a single transaction or in a series of related transactions;

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                  (c) call for an Additional Capital Contribution in any form, including, without limitation, equity, options, convertible debt or other securities and issuance of additional limited liability company interests, forgive a member from making a Capital Contribution once duly called or committed, or permit a Member to withdraw any capital;

                  (d) amend, modify, supplement or restate the Budget or any subsequent annual budget;

                  (e) authorize or make expenditures, commitments or agreements
(A) not provided for in the Budget or subsequent annual budget or (B) in an amount greater than 110% of the aggregate Budget or subsequent annual budget amount;

                  (f) institute any proceedings to adjudicate the Company bankrupt, or consent to the filing of a bankruptcy proceeding against the Company, or file a petition or answer or consent seeking reorganization of the Company under the federal bankruptcy laws or any other similar applicable federal or state law, or consent to the filing of any such petition against the Company, or consent to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the Company or the Company's assets, or make an assignment for the benefit of creditors of the Company, or admit the Company's inability to pay its debts generally as they become due;

                  (g) commence any litigation, arbitration or other proceeding, confess a judgment, or settle a litigation, arbitration or other proceeding on behalf of the Company or any Affiliate;
                  (h) knowingly take any action which would waive the limited liability of the Company or the Members or otherwise intentionally subject the Members to liability for obligations of the Company;

                  (i) admit any new Members;

                  (j) enter into any agreement not contemplated in the Budget or any subsequent annual budget, including, without limitation, insurance policies, loan agreements, vendor agreements, leases and licenses;

                  (k) convert the Company or any Affiliate into any other form of entity;

                  (l) except as provided for in Section 7.2 of the Agreement declare distribution of Net Profits or other funds or assets of the Company to the Members;

                  (m) enter into any transaction with an Affiliate, any Member or Manager or any family member of any of the principals of any of the foregoing, or enter into any other related party transaction;

                  (n) debit the operating bank account of the Company in an amount greater than $25,000 in any single transaction except for the purchase of raw materials used by the Company in the production of biodiesel fuel or any other transaction in the ordinary course of the business of the Company;

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                  (o) knowingly take any act which might have a material adverse effect on the Company or any Affiliate;

                  (p) form a joint venture arrangement with third party entity or individual;

                  (q) incur, assume or otherwise agree to debt on behalf of the Company or remit or give time for the repayment of any debt by a Member;

                  (r) invest in securities or collateralize a debt with the assets of the Company; or

                  (s) contribute to charitable and other funds not directly relating to the business of the Company or the welfare of it's employees.

                  The Managers will advise the Members, at least once per calendar month, of the state of the operations of the Company.


                                    ARTICLE V
                              MEETINGS OF MANAGERS

         5.1 ANNUAL MEETING. The annual meeting of the Managers shall be held on such date as shall be determined by the Chairman of the Board of Managers for the purpose of the transaction of any business as may come before such meeting. In the event that a meeting date is not agreed upon, the Annual Meeting shall be held the second Tuesday in September.

         5.2 SPECIAL MEETINGS. Special meetings of the Managers for any purpose may be called by any Manager or any Member.

         5.3 PLACE OF MEETINGS. Meetings of the Managers shall be held at the principal office of the Company unless otherwise determined by a majority of the Managers. There shall be a minimum of two (2) meetings of the Board per year.

         5.4 NOTICE OF MEETING. Written notice stating the place, day and hour of the meeting and indicating that it is being issued by or at the direction of the person or persons calling the meeting, stating the purpose or purposes for which the meeting is called, shall be delivered no fewer than ten (10) nor more than sixty (60) days before the date of the meeting.

         5.5 RECORD DATE. For the purpose of determining the Members entitled to notice of any meeting of Managers or at any adjournment thereof, or Members entitled to receive payment of any Distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the Distribution is adopted, as the case may be, shall be the record date for making such a determination. When a determination of Managers entitled to vote at any meeting of Managers has been made pursuant to this Section 5.5, the determination shall apply to any adjournment of the meeting.

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                                   ARTICLE VI
                        CAPITAL CONTRIBUTIONS/OPERATIONS

         6.1 CAPITAL CONTRIBUTIONS. The Members have and shall contribute to the capital of the Company the amounts or property as follows:

                  (a) Contributions by BEA: (i) license design, engineering plans and technology and related costs and expenses necessary to construct and operate the Plants at the Truck Stop Facilities; (ii) access to equipment supplier purchase agreements for equipment for the Plants; (iii) access to soy oil, methanol and other material purchasing agreements; (iv) for each Plant constructed at a Truck Stop Facility, six months of training to be provided to Company and Able employees, consisting of three months during the construction of each of the Plants and three months during initial full production; and (v) exclusive territorial rights to the manufacturing process to be used at the Plants.

                  (b) Contributions by Able: (i) costs of construction of each of the Plants and related equipment necessary for operating the Plants, all of which, after construction of the Plants shall be owned by Able; (ii) initial capital by means of a loan to the Company for funding the operations of the Company as required by the Budget annexed hereto as Exhibit A; (iii) the Truck Stop Facilities at which the Plants are to be constructed; and (iv) office facilities and access to office technology for the Company.

         6.2 ADDITIONAL CONTRIBUTIONS/OPERATIONS.

                  (a) The Company is to pay all of its operating, production and processing expenses, including, but not limited to: costs of soy oil, methanol and caustic soda necessary for the production of the bio diesel fuel; the Annual Use Fee to Able for its use of the Plants, in the amount of $258,000 per year for each Plant constructed by Able payable quarterly commencing ninety (90) days after the Plant is fully operational; management costs; labor and benefits expenses; and financial and legal costs. The Company will not incur any sales or marketing expenses since Able will purchase all biodiesel fuel produced at the Plants. The purchase price to be paid for such biodiesel fuel shall be OPIS less industry published discounts for dealer price, distributor price or jobber price. Able will make payments for the biodiesel fuel it purchases from the Company on the basis of "net fifteen (15) days." In the event that Able is unable to purchase all of the biodiesel fuel produced by the Company and gives the Company written notice to that effect in accordance with section 14.1 of this Agreement, such bio diesel fuel may be sold by the Company to any willing purchaser on such terms and conditions as may be agreed upon.

                  (b) The Members acknowledge that in the event a Plant is not operating profitably, the Managers by unanimous vote shall have the right to close, permanently or temporarily, the operation at such Plant. In such case, the Annual Use Fee shall be suspended until such time that such Plant resumes operations.

                  (c) In the event funds are required to maintain operations at budgeted levels, Able shall advance such funds to the Company up to the maximum amount of $300,000 per Plant. Such loans by Able to the Company shall be repaid within one year from the date such

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loan is made in accordance with the terms and conditions of Section 7.2 of this
Agreement. In the event the Members desire to expand the Company or incur any additional capital expenditures, these expenditures shall be the sole responsibility of the Company unless the Members unanimously agree to make such contributions.

         6.3 CAPITAL ACCOUNTS. An individual capital account (the "Capital Account") shall be maintained for each Member in accordance with Section 1.704-1(b) of the Treasury Regulations and the following provisions:

                  (a) Each Member's Capital Account shall be increased by the following:

                           (i) the amount of cash contributed by such Member to
the Company;

                           (ii) the amount of such Member's allocable share of
Net Profits (or items thereof), including tax-exempt income and gain;

                           (iii) the amount, if any, of any Company liabilities
that are assumed by such Member on or after the date hereof, other than liabilities that are secured by any Company property distributed to such Member by the Company, all as provided in Treasury Regulation Section 1 .704-1(b)(2)(iv)(c)(1); and

                           (iv) the fair market value of any property
contributed to the Company by such Member on or after the date hereof (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752).

The determination, recognition and classification of each such item of income, gain, loss and deduction to be reflected in each Member's Capital Account shall be the same as its determination, recognition and classification for federal income tax purposes and each such item shall be allocated between the Members in the same proportion as their Membership Interests or as otherwise allocated in accordance with the terms of this Agreement.

                  (b) Each Member's Capital Account shall be decreased by the following:

                           (i) the amount of cash distributed to such Member by
the Company;

                           (ii) the amount of such Member's allocable share of
Net Losses and any items of Company loss and deduction that are specially allocated to such Member on or after the date hereof pursuant to Article 7 hereof;

                           (iii) the fair market value of any property
distributed to such Member by the Company on or after the date hereof (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752);

                           (iv) the amount of individual liabilities of such
Member that is assumed by the Company on or after the date hereof other than liabilities secured by property contributed by such Member to the Company as provided in Treasury Regulations Section
1.704-1(b)(2)(iv)(c)(ii); and

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                           (v) the amount of any expenditures described in Code
Section 705(a)(2)(B) allocated to such Member.

                  (c) In the event of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of the assets of the Company as consideration for an interest in the Company, (3) the liquidation of the Company for federal income tax purposes pursuant to Section 1.704-1 (b)(2)(ii)(g) of the Treasury Regulations, or (4) an election under Code Sections 734(b) or 743(b), but only as provided in Section 1.704-1(b)(2)(iv)(m) of the Regulations, the values of the Company's properties shall be adjusted (limited, in the case of the events described in clauses (1) and (2), to adjustments which the Managers determines are necessary or appropriate to reflect the relative economic interests of the Members) to equal their then fair market values (as determined by the Managers), and the Capital Accounts of each Member shall be credited or charged with such Member's share (as determined under Article Seven hereof) of the Net Profits or Net Losses resulting from such adjustments.

         6.4 TRANSFERS. Upon a permitted sale or other transfer of a Membership Interest in the Company, the Capital Account of the Member transferring a Membership Interest shall become the Capital Account of the Person to which or whom such Membership Interest is sold or transferred in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

         6.5 MODIFICATIONS. The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Section. If in the opinion of the Managers the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified to comply with Section 704(b) of the Code, then the manner in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as provided herein.

         6.6 DEFICIT CAPITAL ACCOUNT. Except as otherwise required by the New Jersey Law or this Agreement, no Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account.

         6.7 WITHDRAWAL OR REDUCTION OF CAPITAL CONTRIBUTIONS. No Member may withdraw any amount from such Member's Capital Account without the prior written consent of all of the Managers. A Member shall not receive from the Company any portion of a Capital Contribution until all indebtedness, liabilities of the Company (except any indebtedness, liabilities and obligations to Members on account of their Capital Contributions) have been paid or there remains property of the Company, in the sole discretion of the Managers, sufficient to pay them.

         6.8 CERTIFIED VALUE.

                  (a) The Members agree that the value of each issued and outstanding Membership Interest ("Certified Value Per Membership Interest") shall be determined as set forth below.

                  (b) The Company's certified public accountants regularly engaged by the Company, in accordance with generally accepted accounting principles used by the Company in keeping its books, applied on a consistent basis shall determine the value of membership interest ("Certified Value Per Membership Interest") on an annual basis commencing with June 30, 2007. The accountant shall determine the Certified Value Per Membership Interest each year by August 31 of the ensuing year, which Certified Value shall be applied for the following year.

                  (c) The report of Certified Value Per Membership Interest issued by the Company's accountants shall be distributed to all parties to this Agreement. In the event that no written objection is made to such report by any party to this Agreement within thirty (30) days after notice given pursuant to
Section 14.1 herein, then such report shall be final, binding and conclusive. If written notice of objection is given within said thirty (30) day period then the matter shall be submitted for resolution as provided in Section 6.9 herein.

         6.9 DISPUTES AS TO VALUE. In the event of a dispute relating to the Certified Value Per Membership Interest, such dispute shall be resolved in accordance with the procedures set forth in Section 14.7.


                                   ARTICLE VII
                          ALLOCATIONS AND DISTRIBUTIONS


         7.1 ALLOCATIONS OF PROFITS AND LOSSES. The Net Profits and the Net Losses for each Fiscal Year and the net proceeds resulting from the business of the Company shall be allocated to the Members in proportion to their respective percentages of Membership Interests as of the date of such allocation.

         7.2 DISTRIBUTIONS. Distributions shall be allocated and made in the following order of priority: FIRST, to all Members in proportion to their respective percentages of Membership Interests in amounts sufficient to satisfy the highest projected income tax liabilities (State and Federal) based upon their Membership Interest allocation of taxable income; SECOND, in payment of all reasonable debt carry charges and repayment due to any Member's loans to the Company; and THIRD, to all Members in proportion to their respective percentages of Membership Interests, PROVIDED, HOWEVER, that no distribution as set forth above shall be made to any Member until such time that Able has received distributions in the aggregate equal to their initial cash contribution as set forth in Section 6.1 that it has made to the Company to fund the expenses of the Budget for the operating expenses of the Company ( such amount shall not include the costs and expenses of constructing the Plants) or any subsequent advances of capital made by Able as set forth in Section 6.2 together with interest thereon on the unpaid balance at the rate of eight percent (8 %) per annum. The Managers shall distribute the Net Profit of the Company to the Members at such times as the Managers shall determine in their sole discretion. The Managers may from time to time, in their sole discretion, make additional Distributions to the Members. Notwithstanding anything to the contrary in the foregoing, ten percent (10%) of any Net Profit available to the Members for distribution up to the maximum amount of $1 million per Plant shall be withheld as a reserve fund and deposited in an in a separate interest bearing account established and maintained by the Company for that purpose.

         7.3 OFFSET. The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.

         7.4 LIMITATION UPON DISTRIBUTIONS. No Distribution shall be declared and paid unless, after such Distribution is made, the assets of the Company are in excess of all liabilities of the Company.

         7.5 ACCOUNTING PERIOD. The accounting period of the Company shall be a fiscal year ending June 30th of each year.

         7.6 REGULATORY ALLOCATIONS.

                  (a) Notwithstanding any other provision of this Agreement, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4),
(5) or (6), items of the Company's income and gain shall be specially allocated to such Member (consisting of a pro rata portion of each item of such income and gain) in an amount and manner sufficient to eliminate any deficit in such Member's Capital Account as quickly as possible. The provisions of this SECTION 7.6(A) are intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with said Treasury Regulation.

                  (b) In order to comply with the "minimum gain chargeback" requirements of Treasury Regulation 1.704-2(e) and (f), and notwithstanding any other provision of this Agreement to the contrary in the event there is a net decrease in a Member's share of Company minimum gain (as defined in Treasury Regulation 1.704-2(d)(1)) and/or Member non-recourse debt minimum gain (as defined in Treasury Regulation 1.704-2(i)(2)) during a Company taxable year, such Member shall be allocated items of income and gain for that year (and if necessary, for other years) as required by and in accordance with Treasury Regulation 1.704-2(0(1) and 1.704-2(i)(4) before any other allocation is made.

                  (c) The allocations set forth in this SECTION 7.2 (the "Treasury Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Treasury Regulatory Allocations shall be offset either with other Treasury Regulatory Allocations or with special allocations of other items of taxable income or tax loss. Therefore, notwithstanding any other provision of this SECTION 7.2 (other than the Treasury Regulatory Allocations), offsetting special allocations of taxable income or tax loss, in whatever manner is appropriate, shall be made so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Treasury Regulatory Allocations were not part of this Agreement. In making such offsetting allocations, there shall be taken into account future Treasury Regulatory Allocations that, although not yet made, are likely to offset other Treasury Regulatory Allocations previously made.

                  (d) It is the intention of the Members that the allocations hereunder shall be deemed to have "substantial economic effect" within the meaning of Code Section 704 and Treasury Regulation Section 1.704-1. Should the provisions of this Agreement be inconsistent with or in conflict with Code
Section 704 or the Treasury Regulations thereunder, then Code

Section 704 and such Treasury Regulations shall be deemed to override the contrary provisions thereof. If Code Section 704 or the Treasury Regulations thereunder at any time require that limited liability company agreements contain provisions which are not expressly set forth herein, such provisions shall be incorporated into this Agreement by reference and shall be deemed a part of this Agreement to the same extent as though they had been expressly set forth herein, and any such incorporation shall be retroactive to whatever extent required to create allocations with "substantial economic effect".

         7.6 OTHER ALLOCATION RULES.

                  (a) Each separate item of income, deduction, credit, gain and loss of the Company shall be allocated among the Members in the same proportion as the portion of the total Net Profits or Net Losses for the period which is credited or charged to the Capital Account of each Member bears to the total Net Profits or Net Losses for such period.

                  (b) If the Membership Interests of the Members change during a year, Net Profits or Net Losses for such year shall be allocated among the Members on the basis of the computation method which, in the determination by the Members, is in the best interests of the Company; provided, that such method is in conformity with the methods prescribed by Code 706 and Treasury Regulations 1.706-1(c)(2)(ii).


                                  ARTICLE VIII
                                      TAXES

         8.1 TAX RETURNS. The Tax Matters Partner as hereinafter defined shall cause to be prepared and timely filed all necessary Federal and state income tax returns for the Company. Each Member shall furnish to the Tax Matters Partner all pertinent information in the Member's possession relating to Company operations necessary to enable the Company's income tax returns to be prepared and filed.

         8.2 TAX STATUS. Each Member hereby recognizes and intends that the Company will be treated as a partnership for federal and state tax purposes and will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. No Member shall take any action or make any election that would be inconsistent with the foregoing intention.

         8.3 TAX BENEFITS; TAX CREDITS. Able shall be deemed the manufacturer and blender of the bio-diesel fuel produced at the Plants and as such shall be entitled to all available tax benefits and tax credits relating to the production of bio diesel fuel. All other tax benefits and credits of the Company shall be allocated to the parties according to their Membership interests as set forth in Exhibit C.

         8.4 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

                  (a) to adopt June 30 as its Fiscal Year;

                  (b) to adopt the Company's method of accounting;

                  (c) to make any other election that the Managers may deem appropriate and in the best interests of the Members and

                  (d) No Member shall take any action or refuse to take any action that would cause the Company to forfeit the benefits of any tax election previously made or agreed to be made by the Company.

         8.5 TAX MATTERS PARTNER. The Managers shall designate the President and C.E.O. as "Tax Matters Partner" of the Company pursuant to Pursuant to Section 6231 (a)(7)(A) of the Code, for all purposes of the Code and for the corresponding provisions of any state or local statute. Each of the Members hereby consents to such designation and agrees to take any such further action as may be required by the Treasury Regulations or otherwise to effectuate, such designation. The Tax Matters Partner is authorized to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by any tax authorities, including resulting judicial and administrative proceedings, and to expend Company funds for professional services and costs associated therewith. The decisions of the Tax Matters Partner shall be final and binding as to all Members except to the extent that any Member files a statement not to be bound by a settlement pursuant to Code Section 6224(c)(3). The Tax Matters Partner shall furnish to the Members a copy of all notices or other written communications received by the Tax Matters Partner from the Internal Revenue Service or any state or local taxing authority (except such notices or communications as are sent directly to the Members).


                                   ARTICLE IX
                TRANSFERS OR ENCUMBRANCES OF MEMBERSHIP INTERESTS

         9.1 TRANSFERS OF MEMBERSHIP INTERESTS. Without the prior written consent of all of the Members, no Member shall transfer all or any portion of a Member's Membership Interest in the Company. Any such purported transfer shall be invalid and void and shall not bind the Company. The Member whose transfer is invalid shall pay, indemnify and hold the Company and the other Members harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever, directly or indirectly arising from or in connection with the purported transfer (including reasonable attorneys' fee of the Company or any Member and federal, state or local taxes).

         9.2 CERTAIN TRANSFERS. Notwithstanding the provisions of Section 9.1, the unanimous consent of the Members shall not be required for a transfer of all or part of a Member's Interest in the Company to (a) the Member's spouse or lineal descendants or to a trust for the benefit of a Member's spouse or lineal descendants, or (b) an Affiliate of the Member; provided, that any transferee that receives any Membership Interest of the Company as a result of the permitted transfer provided for in this Section 9.2 shall hold its Membership Interest subject to all of the terms and conditions of this Agreement including this Article 9 and shall, as a condition of receiving such Membership Interest, execute and deliver documentation confirming that it shall be bound hereby.

         9.3 ENCUMBRANCES. Without the prior written consent of all of the Members, a Member may not, and shall not, at any time, and at any level or tier of ownership, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, cause or permit any encumbrance upon all or any portion of such Member's Membership Interest. Any such purported encumbrance shall be invalid and void and shall not bind the Company. The Member whose encumbrance is invalid shall pay, indemnify and hold the Company and the other Members harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever, directly or indirectly arising from or in connection with the purported Encumbrance (including reasonable attorneys' fees incurred by the Company or any Member and any federal, state or local taxes).

         9.4 EFFECTIVE DATE. Any sale of a Membership Interest or admission of a Member pursuant to this Article shall be deemed effective as off the last day of the calendar month in which such sale or admission occurs.


                                    ARTICLE X
                                   DISSOLUTION

         10.1 DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

                  (a) Fifteen years from the date the Certificate of Formation is filed; or

                  (b) The vote or written consent of one hundred (100%) percent of all of the Managers.

         10.2 WINDING UP. Except as otherwise specifically set forth herein, upon the dissolution of the Company, the Managers may, without affecting the liability of Members, in the name of and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative in nature, sell and close the Company's business, dispose of and convey the personal property of the Company, discharge the Company's liabilities and distribute to the Members any remaining assets of the Company. Upon winding up of the Company, the assets shall be distributed in the order as follows:

                  (a) To creditors, including any Member who is a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than liabilities for distributions to Members under the New Jersey Law; then

                  (b) To the setting up any reserves which the Managers (or if there are no Managers, then the Person designated by the Members to conduct the liquidation of the Company) may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; then

                  (c) To Members and former Members in satisfaction of liabilities for Distributions under the New Jersey Law; then

                  (d) To Members, first for the return of their Capital Contributions, to the extent not previously returned, and second, respecting their Membership Interests, in the proportions in which the Members share in Distributions in accordance with this Agreement.

         10.3 DISPOSAL OF EQUIPMENT AND INVENTORY; LICENSES. Subject to the provisions of this Article, upon dissolution of the Company, (i) BEA shall have the first right to purchase all equipment owned or utilized by the Company including without limitation the equipment purchased pursuant to Section 6.1 at its depreciated value; (ii) Able shall have the first right to the Company's inventory at market value; and (iii) all licenses granted by USBE to the Company shall terminate.

         10.4 ARTICLES OF DISSOLUTION. Within ninety (90) days following the dissolution and the commencement of winding up of the Company, or at any other time that there no longer are any Members, articles of dissolution shall be filed with the Secretary of State pursuant to the New Jersey Law.

         10.5 DEFICIT CAPITAL ACCOUNT. Upon a liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other adjustments for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of any Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose.

         10.6 NON-RECOURSE TO OTHER MEMBERS. Except as provided by applicable law or as expressly provided in this Agreement, upon dissolution each Member shall receive a return of the Member's Capital Contribution solely from the assets of the Company. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return any Capital Contribution of any Member, such Member shall have no recourse against any other Member.

         10.7 TERMINATION. Upon completion of the dissolution, winding up, liquidation, and distribution of the assets of the Company, the Company shall be deemed terminated and the Managers (or, if there are no managers, the Person designated by the Managers to conduct the liquidation of the Company) shall cause the cancellation of the Certificate of Formation.

         10.8 BANKRUPTCY. If any Member shall file a petition in bankruptcy, make an assignment for the benefit of creditors, commence a proceeding for the appointment of a receiver, trustee, liquidator, or conservator of himself, itself or herself, as the case may be, or of the whole or any substantial part of his, its or her property, file a petition or answer or consent to similar relief under the Federal bankruptcy laws or any other applicable law or statute of the United States or any state ("Bankrupt Member"), then and in such event, and at any time thereafter, the non-bankrupt Member shall have a right of first refusal to purchase the interest of the Bankrupt Member, or alternatively, if no other offers are forthcoming for the Bankrupt Member's interest, then the action or event shall be deemed to be an offer to the Company to purchase the Membership Interest of such Bankrupt Member based upon the value assigned to that interest pursuant to Section 6.8.


                                   ARTICLE XI
              NON-COMPETITION, EXCLUSIVE RIGHTS AND CONFIDENTIALITY

         11.1 NON-COMPETITION. Each Member and its Affiliates agree for a period of one (1) year after the term of this Agreement, as defined in Section 2.4, they will not, without the written consent of the other Member(s) construct or operate a facility at a truck stop plaza, home heating depot or Terminal which sells or produces biodiesel fuel or similar alternate fuel within a radius of fifty (50) miles from any of the Truck Stop Facilities set forth in Exhibit D to this Agreement.

                  (a) Each Member understands and acknowledges that the Company may not have an adequate remedy at law for the breach or threatened breach of his covenants set forth in this Section 11.1 and agrees that the Company may, in the case of such breach or threatened breach, file a suit in equity to enjoin any Member from such breach or threatened breach, and agrees that the court having jurisdiction over such proceedings may enter an order temporarily or permanently enjoining such Member from such breach or threatened breach.

                  (b) Each Member agrees that if the length of time or the geographical areas as to which the restriction referenced in this Section 11.1 applies is deemed to be too restrictive in any judicial proceeding, the court having jurisdiction of such matter may reduce the restrictions to those which it deems reasonable under the circumstances, and the covenant set forth in this
Section 11.1, with the foregoing restrictions reduced in accordance with such determination by the court, shall remain in full force and effect.

         11.2 EXCLUSIVE RIGHTS, RIGHT OF FIRST OFFER.

                  (a) During the term of this Agreement, BEA, its Affiliates or any entity in which they are a stockholder, partner, member or have any interest, directly or indirectly, shall not, within fifty (50) miles of any of the Truck Stop Facilities set forth in Exhibit D to this Agreement, construct any facility producing biodiesel fuel or other similar alternate fuel at any truck stop facility, Terminal or home heating depot.

                  (b) During the term of this Agreement, BEA, its Affiliates or any entity in which it is a stockholder, partner, member or has any interest, directly or indirectly, shall not construct any facility for the purpose of producing biodiesel fuel or similar alternate fuel without first offering Able, preconstruction, the right to commit for the term of this Agreement to purchase fifty percent (50%) of the capacity of such facility. Such purchase shall be on the price and payment terms set forth in Section 6.2 of this Agreement. If Able desires to make such commitment it shall do so within thirty days of having received notice as provided in Section 14.1. If Able makes such commitment, then it shall also have the right, on a weekly basis, to purchase the remaining fifty percent (50%) of the facility's capacity on the same terms as set forth in Section 6.2 of this Agreement. BEA may sell all capacity in a facility in which Able declines to commit to purchase fifty percent (50%) or any remaining capacity in a facility in which Able commits to the initial fifty percent (50%), to any party, without limitation; provided however that the sales price shall not be less than the price Able sells such products to its dealers and/or jobbers.

                  (c) During the term of this Agreement, neither Able nor any entity in which Able or an Affiliate of Able is a stockholder, partner member or has any interest, direct or indirectly, shall construct or operate any facility for the purpose of producing biodiesel fuel or other similar alternate fuel except pursuant to the terms of this Agreement. If Able becomes aware of an opportunity to construct or operate a facility it shall give BEA notice of same and grant to BEA the right to build, finance and own such facility. In the event that BEA does not exercise such right, the Company shall have the right to build and own such facility and the terms and conditions set forth in paragraph (b) of this Section shall apply to the production from that facility. BEA shall have thirty (30) days from the date of such notice, as determined in accordance with
Section 14.1, to accept that offer.

         11.3 CONFIDENTIALITY. During the term of this Agreement, and thereafter, the parties agree that all confidential information concerning the business of the Company (including subsidiaries), its technology, know-how, scientific and trade secrets, operations, finances, customers, and all other confidential, secret or "inside" information will be kept in confidence and they will not disclose or divulge such information to any person without the written consent of the Managers, except to the extent that such person is entitled to same for the furtherance of the purposes and best interests of the Company. Each Member understands and acknowledges that the Company may not have an adequate remedy at law for the breach or threatened breach of his covenants set forth in this Section 11.2 and agrees that the Company may, in the case of such breach or threatened breach, sue to enjoin the Member from such breach or threatened breach, and agrees that the court having jurisdiction over such proceedings may enter an order temporarily or permanently enjoining the Member from such breach or threatened breach.

         11.4. CUMULATIVE RIGHTS. The Company's right to injunctive relief for violations of Article 11 shall be cumulative and in addition to, and not in limitation of, any other rights and remedies which it may possess, including, without limitation, the right to terminate salary as of the date of the breach and withhold the payment of any other sums due to the Member from the Company, until the dispute has been resolved.

         11.5. REPRESENTATION. Each Member represents and warrants to the other parties to this Agreement that his, it's or her execution and performance of this Agreement will not result in any violation or breach or be in conflict with or constitute a default under any agreement, instrument, decree, judgment, or order applicable to it, him or her, as the case may be. Each Member represents that it, he or she is thoroughly familiar with the proposed business and the finances of the Company and that they have made such inquiries relating thereto and received all documents and information as they have deemed appropriate or necessary.

                                   ARTICLE XII
                         SEPARATENESS/OPERATIONS MATTERS

         12.1 SEPARATENESS. The Company shall at all times observe the applicable legal requirements for the recognition of the Company as a legal entity separate from any Members or Affiliates of same, including, without limitation, as follows:

                           (a) The Company shall maintain its principal
executive office and telephone and facsimile numbers separate from that of any Affiliate of same and shall conspicuously identify such office and numbers as its own or shall allocate by written agreement fairly and reasonably any rent, overhead and expenses for shared office space. Additionally, the Company shall use its own separate stationery, invoices and checks which reflect its separate address, telephone number and facsimile number.

                           (b) The Company shall maintain correct and complete
financial statements, accounts, books and records and other entity documents separate from those of any Affiliate of same or any other person or entity. The Company shall prepare unaudited quarterly and annual financial statements, and the Company's financial statements shall substantially comply with generally accepted accounting principles.

                           (c) The Company shall maintain its own separate bank
accounts, payroll and correct, complete and separate books of account.

                           (d) The Company shall file or cause to be filed its
own separate tax returns.

                           (e) The Company shall hold itself out to the public
(including any of its Affiliates' creditors) under the Company's own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate of same.

                           (f) The Company shall observe all customary
formalities regarding the existence of the Company, including holding meetings and maintaining current and accurate minute books separate from those of any Affiliate of same.

                           (g) The Company shall hold title to its assets in its
own name and act solely in its own name and through its own duly authorized officers and agents.

                           (h) Investments shall be made in the name of the
Company directly by the Company or on its behalf by brokers engaged and paid by the Company or its agents.

                           (i) Except as approved by the unanimous consent of
the Members in writing, the Company shall not guarantee, pledge or assume or hold itself out or permit itself to be held out as having guaranteed, pledged or assumed any liabilities or obligations of any Member or any Affiliate of the Company, nor shall it make any loan, except as permitted in the loan agreement with the Lender.

                           (j) The Company is and will be solvent.

                           (k) Assets of the Company shall be separately
identified, maintained and segregated. The Company's assets shall at all times be held by or on behalf of the Company and if held on behalf of the Company by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Company. This restriction requires, among other things, that (i) Company funds shall be deposited or invested in the Company's name, (ii) Company funds shall not be commingled with the funds of any Affiliate of same or other person or entity,
(iii) the Company shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate of same or other person or entity, and (iv) Company funds shall be used only for the business of the Company.

                           (l) The Company shall maintain its assets in such a
manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of same or other person or entity.

                           (m) The Company shall pay or cause to be paid its own
liabilities and expenses of any kind, including but not limited to salaries of its employees, only out of its own separate funds and assets.

                           (n) The Company shall at all times be adequately
capitalized to engage in the business it conducts.

                           (o) The Company shall not do any act which would make
it impossible to carry on its business.

                           (p) All data and records (including computer records)
used by the Company or any Affiliate of same in the collection and administration of any loan shall reflect the Company's ownership interest therein.

                           (q) None of the Company's funds shall be invested in
securities issued by, nor shall the Company acquire the indebtedness or obligation of, any Affiliate of same.

                           (r) The Company shall maintain an arm's length
relationship with each of its Affiliates and may enter into contracts or transact business with its Affiliates only on commercially reasonable terms that are no less favorable to the Company than is obtainable in the market from a person or entity that is not an Affiliate of same.

                           (s) The Company shall correct any misunderstanding
that is known by the Company regarding its name or separate identity.

         12.2 All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company's name or shall be invested in the Company's name, in such manner as shall be designated by the Managers from time to time. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used by the Managers only for the business of the Company.

         12.3 Except as approved by the unanimous consent of the Members in writing, the Company shall have no indebtedness or incur any liability other than (a) unsecured debts and liabilities for trade payables and accrued expenses incurred in the ordinary course of its business.

                                  ARTICLE XIII
                         REPRESENTATIONS AND WARRANTIES

         13.1 BEA represent and warrants to Able as follows:

                  (a) ORGANIZATION, POWERS AND STANDING. BEA is duly organized, validly existing and in good standing under the laws of the State of its incorporation and has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  (b) AUTHORIZATION OF AGREEMENT. BEA has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement when so executed and delivered will constitute, legal, valid and binding obligations of BEA enforceable against BEA.

                  (c) CONFLICTS; CONSENTS OF THIRD PARTIES. Neither the execution, delivery or performance by BEA of this Agreement, the consummation of the transactions contemplated hereby or thereby, or compliance by BEA with any of the provisions hereof or thereof will (i) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, agreement or other instrument or obligation to which BEA is a party or by which it is bound; (ii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which BEA is bound; or
(iii) result in the creation of any lien, charge or encumbrance upon any of the assets of BEA.

                  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of BEA in connection with the execution and delivery of this Agreement or the compliance by BEA with any of the provisions hereof.

                  (d) LITIGATION. Except as disclosed in writing, to the knowledge of BEA, there is no litigation or other proceeding pending or threatened against BEA which, if adversely determined would materially affect BEA's ability to carry out its obligations under this Agreement, and to the knowledge of BEA, there is no lawsuit pending against BEA alleging fraud and there is no criminal investigation or indictment pending against BEA or any of its affiliates.

                  (e) ENVIRONMENTAL MATTERS. (i) BEA has not received any notice, report or information from any governmental agency of any liability or investigatory inquiry arising under environmental or safety requirements with respect to its production process of biodiesel fuel;(ii) BEA has obtained, and is in compliance with all terms and conditions of, all permits, licenses and other authorizations required pursuant to environmental and safety requirements with respect to its production process of biodiesel fuel; and, (iii) BEA is not aware of any facts, events or conditions relating to its production process of biodiesel fuel which would prevent, hinder or limit BEA's continued compliance with environmental and safety requirements with respect to such process.

                  (f) COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. (i) BEA is in full compliance with each legal requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, the violation of which would have a material adverse effect on BEA; (ii) BEA has not received any written notice or other communication from any governmental body or any other person regarding any material, actual, alleged, possible, or potential violation of, or failure to comply with, any legal requirement which would have a material adverse effect on BEA; (iii) BEA has all governmental authorizations or permits necessary to use its process for the production of biodiesel fuel at the Plants; (iv) BEA has not received any notice or other communication (whether oral or written) from any governmental body or any other person regarding (A) any material actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any of BEA's governmental authorizations or permits, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any of BEA's governmental authorizations or permits; and (v) all applications required to have been filed for the renewal of BEA's governmental authorizations or permits have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such governmental authorizations or permits have been duly made on a timely basis with the appropriate governmental bodies.

                  (g) TECHNOLOGY. BEA has the right to use all designs, engineering plans and related technology necessary to its production process of biodiesel fuel that will be employed at the Plants located at the Truck Stop Facilities. The use of such process does not violate any other party's right to such designs, plans or technology, does not require any payment to any other party, and will not give rise to any adverse claims, liens, charges or encumbrances.

                  (h) CUSTOMERS, VENDORS AND SUPPLIERS. There is no actual or, to the knowledge of BEA, threatened termination, cancellation, limitation or any modification or change in business relationship of BEA with any vendor or supplier of equipment or material necessary to BEA's production of biodiesel fuel at the Plants to be located at the Truck Stop Facilities which would have a material adverse impact on BEA's ability to construct such Plants or for such Plants to produce biodiesel fuel in the amounts anticipated to be produced. Within the six-month period prior to the date hereof, BEA has not received any notice from any vendor or supplier of an item material to the construction of the Plants or production of biodiesel fuel at such Plants that such vendor or supplier will not continue to make deliveries on the same price, quality and delivery terms and conditions consistent with past practices of such vendor or supplier.

                  (i) BIODIESEL FUEL STANDARDS. The biodiesel fuel produced at the Plants using BEA's production process will comply with all governmental standards, including ASTMD6571 and will work in any diesel engine without any modifications to the engine or fuel tank system.

                  (j) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of BEA in this Agreement contain no untrue statement of a material fact and do no omit or misstate a material fact necessary in order to make the statement contained therein not misleading in light of the circumstances in which they are made.

         13.2 Able represent and warrants to BEA as follows:

                  (a) ORGANIZATION, POWERS AND STANDING. Able is duly organized, validly existing and in good standing under the laws of the State of its incorporation and has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                  (b) AUTHORIZATION OF AGREEMENT. Able has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement when so executed and delivered will constitute, legal, valid and binding obligations of Able enforceable against Able.

                  (c) CONFLICTS; CONSENTS OF THIRD PARTIES. Neither the execution, delivery or performance by Able of this Agreement, the consummation of the transactions contemplated hereby or thereby, or compliance by Able with any of the provisions hereof or thereof will (i) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, agreement or other instrument or obligation to which Able is a party or by which it is bound; (ii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which Able is bound; or
(iii) result in the creation of any lien, charge or encumbrance upon any of the assets of Able.

                  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Able in connection with the execution and delivery of this Agreement or the compliance by Able with any of the provisions hereof.

                  (d) LITIGATION. Except as disclosed in writing, to the knowledge of Able, there is no litigation or other proceeding pending or threatened against Able which, if adversely determined would materially affect Able's ability to carry out its obligations under this Agreement, and to the knowledge of Able, there is no lawsuit pending against Able alleging fraud and there is no criminal investigation or indictment pending against Able or any of its affiliates.

                  (e) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Able in this Agreement contain no untrue statement of a material fact and do no omit or misstate a material fact necessary in order to make the statement contained therein not (a)


                                  ARTICLE XIII
                               GENERAL PROVISIONS

         14.1 NOTICES. Any notice, demand or other communications required to be given pursuant to this Agreement (each, a "Notice") shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after one (1) business day from being sent by reputable overnight express courier service;
(iii) six (6) business days from postmark, after being mailed, if sent by registered or certified mail, postage prepaid, return receipt requested; or (iv) upon transmission, if sent by facsimile, except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All Notices hereunder, if directed to the Members, shall be give at the address provided by each such Member on Exhibit C, and if to the Company, shall be given at the address set forth in Section 2.3 above or, in each instance, at such other address (or to such other individual's attention), or to such other telefax number, as shall be specified by like Notice.

         14.2 ENTIRE UNDERSTANDING. This Agreement including the exhibits, contain the entire agreement among the Members with respect to the subject matter herein, and supersedes all prior written agreements, each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made by the Members with respect thereto, whether or not relied or acted upon. No course of conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Members, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect any Member's obligations pursuant to this Agreement or any rights and remedies of a Member pursuant to this Agreement. No amendment to this Agreement shall be effective unless made in a writing duly executed by all Members and specifically referring to each provision of this Agreement being amended.

         14.3 CONSTRUCTION. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

         14.4 HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any provision of this Agreement.

         14.5 SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein. If, notwithstanding the foregoing, any provision of this Agreement or the application thereof is held to be wholly invalid, such invalidity shall not affect any other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.

         14.6 WAIVER. No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by such other Member of its obligations hereunder shall be effective unless in writing executed by the Member charged with giving such consent or waiver. No such consent or waiver shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Member of the same or any other obligation of such other Member hereunder.

         14.7 DISPUTE RESOLUTION. In the event a dispute arises between the Managers or Members such dispute shall be resolved pursuant to this Section to the exclusion of a Manager's or Member's right to seek judicial relief, except in the event a Manager or Member is seeking injunctive relief from a court of competent jurisdiction.

                  (a) The Managers or Members shall attempt in good faith to resolve such dispute promptly by negotiations.

                  (b) In the event a dispute can not be resolved through negotiation in thirty (30) days, any Manager or Member may demand mediation by notifying J.A.M.S./Enddispute in writing with copies to the other Managers and Members (hereinafter the Managers or Members involved in the dispute are referred to as the "Party" or "Parties"). The notification will state with specificity the nature of the dispute.

                  (c) Upon receipt of the mediation demand, J.A.M.S./Enddispute will immediately convene a pre-mediation telephone conference of the Parties. The Parties will make a representative available for such a conference within two (2) business days of being contacted by J.A.M.S./Enddispute.

                  (d) During the pre-mediation telephone conference, the Parties will agree on mediation procedures or, in the event they cannot agree, J.A.M.S./Enddispute will set the mediation procedures.

                  (e) The mediation procedures will provide for the mediation to be completed within thirty (30) business days of the initial demand for mediation. The Parties will participate in good faith in the mediation, and will make best efforts to reach a resolution within the thirty (30) day time period. In particular, each Party will make available in a timely fashion a representative with authority to resolve the dispute.

                  (f) In the event that the dispute has not been resolved within thirty (30) business days after the mediation, the mediation may continue if the Parties unanimously so desire. However, any Party may also then demand arbitration under paragraph (h) below seeking enforcement founded on this Agreement.

                  (g) In the event that the mediation continues beyond the thirty (30) day period, but is not resolved within what J.A.M.S./Enddispute believes is a reasonable time thereafter, J.A.M.S./Enddsipute will so notify the Parties, and declare the mediation terminated.

(h) At any time thirty (30) business days after the mediation demand, but within the time limits of paragraph (f) above, any Party may demand binding arbitration seeking enforcement or otherwise resolve disputes founded on this Agreement or the relationship of the Parties.

                  (i) The arbitration shall be subject to the provisions of N.J.S.A. 2A:24-1 ET. SEQ. and conducted according To J.A.M.S./Enddispute Arbitration Rules then in effect as to this Agreement. The date of mailing of any offer, demand, notice, or instrument shall be deemed the mailing date and shall be effective two days after that date.

         14.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         14.9 EXECUTION. Execution of this Agreement may be by original signature of the party to be bound, or by facsimile transmission of the original signature of the party to be bound.

         14.10 BINDING. This Agreement shall be binding upon and inure to the benefit of all Members, and each of the successors and assignees of the Members, except that no right or obligation of a Member under this Agreement may be assigned by such Member to another Person without first obtaining the written consent of all other Members.

         14.11 NO RELIANCE BY THIRD PARTIES. The provisions of this Agreement are not for the benefit of any creditor or other Person other than a Member to whom any losses, debts, claims, expenses or encumbrances are owed by, or who otherwise has any claim against, the Company or any Member.

         14.12 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Jersey applicable to agreements made and to be wholly performed therein, without reference to its principles of conflict of laws.

         14.13 PROHIBITION AGAINST PARTITION. Each Member hereby permanently waives and relinquishes any and all rights it may have to cause all or any part of the Company's property to be partitioned, it being the intention of the Members to prohibit any Member from bringing a suit for partition against the other Members.

         14.14 INVESTMENT REPRESENTATIONS. In addition to the restrictions on transfer set forth above, each Member understands that the Members must bear the economic risk of this investment in the Company for an indefinite period of time because the Membership Interests are not registered under the Securities Act of 1933, as amended (the "1933 Act") or the securities laws of any state or other jurisdiction.

                  (a) Each Member has been advised that there is no public market for the Membership Interests and that the Membership Interests are not being registered under the 1933 Act upon the basis that the transactions involving their sale are exempt from such registration requirements, and that reliance by the Company on such exemption is predicated in part on the Member's representations set forth in this Agreement. Each Member acknowledges that no representations of any kind concerning the future intent or ability to offer or sell the Membership Interests in a public offering or otherwise have been made to the Member by the Company or any other person or entity. The Member understands that the Company makes no covenant, representation or warranty with respect to the registration of securities under the 1933 Act, as amended, or its dissemination to the public of any current financial or other information concerning the Company. Accordingly, the Member acknowledges that there is no assurance that there will ever by any public market for the Membership Interests, and that the Member may not be able to publicly offer or sell any thereof.

                  (b) Each Member represents and warrants that the Member is able to bear the economic risk of losing Member's entire investment in the Company, which investment is not disproportionate to Member's net worth, and that the Member has adequate means of providing for Member's current needs and personal contingencies without regard to the investment in the Company.

                  (c) The Member acknowledges that an investment in the Company involves a high degree of risk. The Member acknowledges that Member and Member's advisors have had an opportunity to ask questions of and to receive answers from the officers of the Company and to obtain additional information in writing to the extent that the Company possesses such information or could acquire it without unreasonable effort or expense: (i) relative to the Company and the Membership Interests; and (ii) necessary to verify the accuracy of any information, documents, books and records furnished. Each Member represents, warrants and covenants to the Company that the Member is a resident of the state shown on such Member's respective counterpart signature page and will be the sole party in interest as to the Membership Interests acquired hereunder and is acquiring the Membership Interests for the Member's own account, for investment only, and not with a view toward the resale or distribution thereof.

                  (d) Each Member consents to the placement of legends on any certificates or documents representing any of the Membership Interests stating that the Membership Interests have not been registered under the 1933 Act or any applicable state securities laws and setting forth or referring to the restrictions on transferability and sale thereof. Each Member is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Membership Interests.

                  (e) Each Member represents that the Member has consulted with the Member's attorneys, financial advisors and other regarding all financial, securities and tax aspects of the proposed investment in the Company and that such advisors have reviewed this Agreement and all documents relating to this Agreement on Member's behalf. Member and the Member's advisors have sufficient knowledge and experience in business and financial matters to evaluate the Company, to evaluate the risks and merits of an investment in the Company, to make an informed investment decision with respect to investment in the Company, and to protect the investors' interest in connection with the investor's acquisition of Membership Interests in the Company without the need for additional informed which would be required to be included in a complete registration statement effective under the 1933 Act.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the date first above written.

                                                 BioEnergy of America, Inc.


                                         By: /s/ Michael Martin
                                            ------------------------------------
                                                 Michael Martin
                                                 Chief Executive Officer


                                                 Able Energy, Inc.


                                         By: /s/ Gregory D. Frost
                                            ------------------------------------
                                                 Gregory D. Frost
                                                 Chief Executive Officer